Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10 of InterOil Corporation of our report dated March 28, 2008, relating to the financial statements as of December 31, 2007, 2006 and 2005 and for each of the years in the three year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which appears in the Annual Report to Shareholders, which is Exhibit 2 to the 2007 Form 40-F of InterOil Corporation, dated March 28, 2008.
We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus.

Melbourne, Australia August 6, 2008	(signed) “PricewaterhouseCoopers”